Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Long Term Incentive Compensation Plan of TETRA Technologies, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements of TETRA Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of TETRA Technologies, Inc. filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Houston, Texas
May 5, 2010